Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – January 23, 2024

FVCBankcorp, Inc. Announces
2023 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the fourth quarter and full year of 2023.

Fourth Quarter Selected Financial Highlights
•Strong Credit Quality. Nonperforming loans totaled $1.8 million at December 31, 2023, or 0.08% of total assets, a decrease of $2.7 million, or 59%, from the prior year ended December 31, 2022. Net charge-offs of $49 thousand were recorded during the fourth quarter of 2023, or 0.01% of average total loans.
•Prudent Balance Sheet Repositioning. During the fourth quarter of 2023, the Company sold a portion of its investment portfolio totaling $61.4 million of book value available-for-sale securities with a weighted average book yield of 1.54% and a projected earn-back of less than three years. This repositioning resulted in an after-tax loss of $8.5 million.
•Low Uninsured Deposit Metrics Compared to Total Deposits. As of December 31, 2023, estimated uninsured deposits improved to 31.1% of total deposits from 39.7% at December 31, 2022, when excluding collateralized deposits. The Company has sufficient capital and liquidity resources to satisfy these obligations.
•Diverse Sources of Available Liquidity. At December 31, 2023, the Company’s liquidity position, which includes cash totaling $60.5 million, unencumbered investment securities of $162.1 million, and available unsecured and secured borrowing capacity totaling $705.1 million, was significantly in excess of its estimated uninsured deposits (excluding collateralized deposits) totaling $574.6 million, or 31.1% of total deposits.
•Strong, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios are well in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 13.83% at December 31, 2023. The tangible common equity ("TCE") to total assets ("TA") ratio for the Bank increased to 10.12% at December 31, 2023, from 8.86% at December 31, 2022. The Bank’s investment securities are classified as available-for-sale, and therefore the decrease in market value of these securities is fully reflected in the TCE/TA ratio.

As a result of the above mentioned repositioning, the Company recorded a net loss of $5.1 million, or $0.28 diluted loss per share, for the quarter ended December 31, 2023, compared to net income of $4.9 million, or $0.27 diluted earnings per share for the quarter ended December 31, 2022.

For the year ended December 31, 2023, the Company reported net income of $3.8 million, or $0.21 diluted earnings per share, compared to net income of $25.0 million, or $1.35 diluted earnings per share for the year ended December 31, 2022. The year ended December 31, 2023 results include after-tax losses of $12.2 million for first quarter 2023 and fourth quarter 2023 securities sale. In addition, the Company reduced its future occupancy expense through a reduction in office space. The Company wrote-off two leases totaling $273,000 during the fourth quarter of 2023 to reduce excess office space and to consolidate two branch locations in Montgomery County, Maryland. Lastly, the Company reduced staffing which resulted in severance costs of $63,000 during the fourth quarter of 2023 and $184,000 for the year ended December 31, 2023. These initiatives reduce operating expenses in 2024 by over $1.0 million.

Commercial bank operating earnings, which exclude losses on the above-noted securities sales, office space reduction costs, severance costs, and 2022 merger-related expenses, all net of tax, for the three months ended

December 31, 2023 and September 30, 2023 were $3.8 million and $4.0 million, respectively, a decrease of $280 thousand. Diluted commercial bank operating earnings per share for the three months ended December 31, 2023 and September 30, 2023 were $0.21 and $0.22, respectively. For the linked quarter ended September 30, 2023, commercial bank operating earnings included after-tax reversal of provision for credit losses totaling $569 thousand. For the years ended December 31, 2023 and 2022, commercial bank operating earnings were $16.3 million and $25.1 million, respectively. Diluted commercial bank operating earnings per share for the year ended December 31, 2023 and 2022 were $0.90 and $1.36, respectively.

For the three months ended December 31, 2023 and September 30, 2023, pre-tax pre-provision operating income (which also excludes losses on securities sales, office space reduction costs and severance costs) was $4.7 million and $4.5 million, respectively, an increase of $206 thousand.

The Company considers commercial bank operating earnings and pre-tax pre-provision operating income useful comparative financial measures of the Company’s operating performance over multiple periods. Both commercial bank operating earnings and pre-tax pre-provision operating income are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“2023 was a challenging year for financial institutions, including FVCbank. Our commitment to sound strategic banking and serving our clients are and will always be our top priorities. We successfully implemented a new digital banking platform in early 2023, enhancing our client offerings and improving operating efficiencies. We continue to lend to businesses in our market area through our disciplined credit culture as evidenced by our historically low credit losses. The balance sheet repositionings and our focus on our operating structure will improve profitability and efficiencies going into 2024. We are well positioned to create shareholder value and will remain focused on client service, quality core growth, expense discipline, and strategic balance sheet management.”

Statement of Condition
Total assets were $2.19 billion at December 31, 2023 and $2.34 billion at December 31, 2022, a decrease of $153.7 million, or 7%. This decrease was a result of the Company’s strategic balance sheet management which was focused on repositioning the balance sheet through two investment securities restructurings and reducing its reliance on wholesale funding to limit funding costs.

Loans receivable, net of deferred fees, were $1.83 billion at December 31, 2023 and $1.84 billion at December 31, 2022, a decrease of $11.9 million, or 0.6%. Compared to September 30, 2023, loans receivable, net of deferred fees, decreased $20.9 million, or 1%, from $1.85 billion. During the fourth quarter of 2023, new commercial loan originations totaled $15.4 million with a weighted average rate of 8.32% and repayments of loans totaled $52.2 million with a weighted average rate of 7.29%. Commercial line activity, which has a weighted average rate 8.69%, increased $26.9 million during the fourth quarter of 2023. Commercial construction loans paid down $6.6 million during the fourth quarter of 2023. The Company’s warehouse line with Atlantic Coast Mortgage, LLC (“ACM”) decreased $4.4 million during the fourth quarter of 2023. During the first three weeks of January 2024, the Company originated and funded $29.4 million in new commercial loans that were expected to close prior to year-end.

Investment securities were $171.9 million at December 31, 2023 and $278.3 million at December 31, 2022, a decrease of $106.5 million, or 38%. Investment securities decreased $44.6 million during the quarter ended December 31, 2023, primarily as a result of a second balance sheet restructuring whereby the Company sold $61.4 million in book value available-for-sale securities with a weighted average book yield of 1.54%. Offsetting this quarterly decrease was an improvement in the market value of the investment securities portfolio totaling $21.8 million. The Company previously sold $40.3 million in book value available-for-sale securities during February 2023 to de-leverage its balance sheet and invest funds in higher yielding assets.

Total deposits were $1.85 billion at December 31, 2023 and $1.83 billion at December 31, 2022, an increase of $15.1 million, or 1%. Noninterest-bearing deposits were $396.7 million at December 31, 2023, or 21.5% of total deposits. At December 31, 2023, core deposits, which exclude wholesale deposits, increased $17.9 million from December 31, 2022, or 1%. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At December 31, 2023 and December 31, 2022, reciprocal deposits totaled $254.1 million and $117.6 million, respectively, and are considered part of the Company’s core deposit base. Time deposits (which exclude wholesale deposits) increased $45.9 million, or 18%, to

$306.3 million at December 31, 2023 from December 31, 2022, and were 19% of core deposits at December 31, 2023, representing new and existing customer deposits as customers were looking to fix interest rates on their deposit balances.

The Company has had consistent core deposit inflows over the last several quarters, including the fourth quarter of 2023, with new non-time deposit accounts totaling $116.5 million (which includes $8.3 million in new noninterest-bearing deposits) compared to $200 million (which includes $7.6 million in noninterest-bearing deposits) for the third quarter of 2023. Title and escrow-related deposits decreased $69.1 million from September 30, 2023 to December 31, 2023 which was primarily attributable to a few large commercial transactions that settled prior to year-end. Deposits from municipalities decreased $20.6 million during the fourth quarter of 2023 due to time deposit maturities and the repricing of these collateralized deposits were at premium interest rates. The Company maintains a growing deposit pipeline headed into the first quarter of 2024.

Total wholesale funding (which includes wholesale deposits and advances from the Federal Home Loan Bank of Atlanta (“FHLB”) decreased $182.7 million, or 36%, during 2023. Wholesale funding, which totaled $330.3 million at December 31, 2023, carried a weighted average rate of 3.62% including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%. Wholesale deposits decreased $2.7 million to $245.3 million during 2023 and FHLB advances decreased $180.0 million during 2023.

Shareholders’ equity at December 31, 2023 was $217.1 million, an increase of $14.7 million, or 7%, from December 31, 2022. Earnings for the year ended December 31, 2023 contributed $3.8 million to the increase in shareholders’ equity. As a result of the Company’s adoption of Accounting Standards Update 2016-13 (“CECL”) on January 1, 2023, retained earnings decreased $2.8 million. In addition, during the first six months of 2023, the Company repurchased 115,750 of its common shares at an average price of $12.51 (including commissions) in accordance with its approved share repurchase program, reducing shareholders’ equity $1.4 million during 2023. Accumulated other comprehensive loss decreased $12.4 million, which was related to the improvement in other comprehensive income associated with the Company’s investment portfolio and losses recorded from the sale of investment securities during 2023.

Book value per share at December 31, 2023 and December 31, 2022 was $12.19 and $11.58, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at December 31, 2023 and December 31, 2022 was $11.77 and $11.14, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at December 31, 2023 and December 31, 2022 was $13.12 and $13.23, respectively.

The Bank is well-capitalized at December 31, 2023, with total risk-based capital of 13.83%, common equity tier 1 risk-based capital of 12.80%, and tier 1 leverage ratio of 10.77%.

Asset Quality
The Company adopted CECL on January 1, 2023 in accordance with the required implementation date, and recorded the impact of the adoption to retained earnings, net of deferred income taxes, as required by the accounting standard. Note that prior to the adoption of CECL, the Company utilized an incurred loss model to derive its best estimate of the allowance for credit losses. Reserves for credit losses increased $3.7 million and consisted of increases to the allowance for credit losses on loans as well as the Company's reserve for unfunded commitments (referred to in combination herein as “ACL”). For the fourth quarter of 2023 and year ended December 31, 2023, subsequent to the aforementioned adoption, the Company recorded no provision for credit losses and $132 thousand, respectively, compared to a provision of $729 thousand for the three months ended December 31, 2022 and a provision of $2.6 million for the year ended December 31, 2022. The ACL to total loans, net of fees, was 1.06% at December 31, 2023, compared to 0.87% at December 31, 2022.

The Company has maintained disciplined credit guidelines during the rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Certain credit quality metrics improved during 2023 as nonperforming loans and loans 90 days or more past due at December 31, 2023 totaled $1.8 million, or 0.08% of total assets, compared to $4.5 million, or 0.19%, of total assets at December 31, 2022. Watchlist credits increased to $28.8 million at December 31, 2023, an increase of $14.3 million from December 31, 2022, as the Company proactivity manages the credit quality of its loan portfolio, including reducing its commercial real estate concentrations, which has resulted in limited credit losses over its history. The Company had no other real estate owned.

The Company recorded net charge-offs of $49 thousand during the fourth quarter of 2023 and $375 thousand for the year ended December 31, 2023. The ACL (which includes the reserve for unfunded commitments) at December 31, 2023 and December 31, 2022, was $19.5 million and $16.0 million, respectively. ACL coverage to nonperforming loans increased to 1065% at December 31, 2023, compared to 357% at December 31, 2022 as a result of the Company’s improved credit quality and adoption of CECL.

Commercial real estate and construction loans totaled $1.24 billion, or 68% of total loans, net of fees, at December 31, 2023. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. Included in commercial real estate are loans secured by office buildings totaling $92.9 million, or 5% of total loans, and retail shopping centers totaling $264.0 million, or 14% of total loans, at December 31, 2023. Multi-family commercial properties totaled $178.6 million, or 10% of total loans, at December 31, 2023. The following table provides further stratification of these and additional asset classes at December 31, 2023 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	70%	6	$7,558	47%	4	$3,776	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	—	$—	$11,334
Office, Class B	46%	35	13,751	47%	31	61,323		—	—	75,074
Office, Class C	52%	7	3,793	41%	8	1,953		1	780	6,526
Subtotal		48	$25,102		43	$67,052		1	$780	$92,934	5%

Retail- Neighborhood/Community Shop		—	$—	44%	31	$84,627	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$10,944	$95,571
Retail- Restaurant	57%	9	8,183	45%	16	26,931		—	—	35,114
Retail- Single Tenant	59%	5	2,001	42%	20	36,255		—	—	38,256
Retail- Anchored,Other	71%	1	2,046	53%	12	41,572		—	—	43,618
Retail- Grocery-anchored		—	—	46%	8	50,154		1	1,264	51,418
Subtotal		15	$12,230		87	$239,539		4	$12,208	$263,977	14%

Multi-family, Class A (Market)		—	$—	27%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$729	$729
Multi-family, Class B (Market)		—	—	63%	21	78,559		—	—	78,559
Multi-family, Class C (Market)		—	—	57%	57	71,902		2	6,816	78,718
Multi-Family-Affordable Housing		—	—	53%	10	16,524		1	4,075	20,599
Subtotal		—	$—		89	$166,985		4	$11,620	$178,605	10%

Industrial	52%	43	$70,267	50%	38	$128,238	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	1	$269	$198,774
Warehouse	52%	14	18,761	33%	10	11,557		—	—	30,318
Flex	51%	15	18,727	54%	14	56,531		2	—	75,258
Subtotal		72	$107,755		62	$196,326		3	$269	$304,350	17%

Hotels		—	$—	43%	9	$52,588		1	$6,410	$58,998	3%
Mixed Use	47%	10	$6,174	61%	37	$68,489		—	$—	$74,663	4%

Other (including net deferred costs)			$61,628			$87,765			$116,711	$266,104	14%

Total commercial real estate and construction loans, net of fees, at December 31, 2023			$212,889			$878,744			$147,998	$1,239,631	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.

The loans shown in the above table exhibit strong credit quality, reflecting only one classified delinquency at December 31, 2023 which totaled $851 thousand with a specific reserve of $187 thousand. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in ACM to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the fourth quarter of 2023, the Company reported a pre-tax loss of $1.3 million compared to a pre-tax loss of $1.4 million for the quarter ended December 31, 2022 related to its investment in ACM. For the year ended December 31, 2023 and 2022, pre-tax losses attributable to its investment in ACM totaled $2.8 million and $659 thousand, respectively. ACM management is continuing to evaluate and look for opportunities to further reduce spend and increase revenue where possible.

Income Statement
The Company recorded a net loss of $5.1 million for the three months ended December 31, 2023, compared to net income of $4.9 million for the same period of 2022. The net loss for the fourth quarter of 2023 includes the Company’s portion of losses from its membership interest in ACM, which was $1.3 million pre-tax, compared to a pre-tax loss of $1.4 million for the quarter ended December 31, 2022, in addition to losses from securities sales during the fourth quarter of 2023 totaling $11.0 million. Excluding securities sales, office reduction costs and severance costs, bank operating earnings (non-GAAP) totaled $3.8 million net of taxes for the fourth quarter of 2023.

Interest income on loans increased $3.3 million, or 15%, for the three months ended December 31, 2023, compared to the same period of 2022. Compared to the linked quarter, interest income on loans decreased $494 thousand, or 2%, for the three months ended December 31, 2023, primarily as a result of a decrease in average loans. The increase in interest income for the three months ended December 31, 2023, compared to the year ago quarter was primarily related to an increase in loan yields, which increased 51 basis points, and the volume of average loans, which increased $80.2 million. On a linked quarter basis, the yield on average loans receivable increased by 2 basis points to 5.42%.

At December 31, 2023, approximately $308 million, or 21%, of the Company’s commercial loan portfolio is expected to reprice during 2024, an additional 19% will reprice within 24-36 months, and 29% will reprice within the next three to five years. The repricing of the commercial loan portfolio will improve loan yields in future periods.

Interest expense on deposits increased $6.9 million for the three months ended December 31, 2023, compared to the same period of 2022, and decreased $1.0 million compared to the three months ended September 30, 2023, reflecting the impact of the Company’s decreased reliance on wholesale deposits compared to the previous quarter. The cost of deposits for the fourth quarter of 2023 was 2.78% compared to 2.71% for the third quarter of 2023, an increase of 7 basis points, and an increase of 149 basis points from 1.29% for the year-ago fourth quarter.

Net interest income totaled $12.7 million for the quarter ended December 31, 2023, a decrease of $676 thousand, or 5%, compared to the third quarter of 2023, and a decrease of $3.2 million, or 20%, compared to the year ago quarter. Compared to the year ago quarter ended December 31, 2022, the decrease in net interest income for the fourth quarter of 2023 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

The Company's net interest margin decreased less than 1% to 2.37% for the quarter ended December 31, 2023 compared to 2.39% for the linked quarter ended September 30, 2023 and decreased from 2.96% for the year ago quarter ended December 31, 2022. The Company continues to consider possible balance sheet strategies to improve net interest margin in future periods. The Company’s net interest margin for the year ended December 31, 2023 and 2022 was 2.49% and 3.19%, respectively.

The Company’s cycle-to-date deposit beta (calculated comparing the change in deposit interest rates from March 31, 2022 to December 31, 2023 including noninterest-bearing deposits and excluding wholesale deposits) is approximately 42% over the past cycle since the Federal Reserve began increasing short-term interest rates.

Below is a table illustrating the Company’s quarterly loan and deposit betas from the second quarter of 2022 through the fourth quarter of 2023.

Loan and Deposit Betas (vs. Fed Funds Effective)

	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	Cycle-to-date (1)
Fed Funds Effective (average)	2.19%	3.65%	4.52%	4.99%	5.26%	5.33%

Deposit Costs
Interest Bearing Deposits - excluding wholesale	0.88%	1.65%	2.39%	2.88%	3.32%	3.46%
Wholesale Deposits	0.88%	2.38%	3.56%	3.89%	3.86%	3.91%
Total Deposits	0.64%	1.29%	1.97%	2.40%	2.74%	2.78%
Total Deposits - excluding wholesale	0.63%	1.20%	1.71%	2.07%	2.48%	2.62%

Quarterly Beta
Interest Bearing Deposits - excluding wholesale	20%	53%	86%	104%	163%	200%	55%
Wholesale Deposits	64%	103%	137%	70%	(11)%	71%	65%
Total Deposits	16%	44%	79%	91%	126%	57%	45%
Total Deposits - excluding wholesale	15%	39%	59%	76%	152%	200%	42%

Loan Yields
Loans (excluding net accretion)	4.41%	4.75%	4.91%	5.15%	5.27%	5.31%
As reported	4.64%	4.91%	5.11%	5.35%	5.40%	5.42%

Quarterly Beta
Loans (excluding net accretion)	18%	23%	18%	51%	46%	47%	25%
(1) Cycle-to-date reflects changes since first quarter of 2022 and incorporates the increases in the average Fed Funds effective rate.

The Company recorded noninterest income as a loss of $9.9 million for the quarter ended December 31, 2023 compared to income of $225 thousand for the linked quarter ended September 30, 2023 and a loss of $10 thousand for the quarter ended December 31, 2022. The loss associated with the Company’s investment in ACM was $1.3 million for the three months ended December 31, 2023, compared to a loss of $650 thousand for the linked quarter ended September 30, 2023 and a loss of $1.4 million for the year ago quarter ended December 31, 2022. The losses recorded for ACM for the fourth quarter and year ended December 31, 2023 were offset by income recorded from other holding company investments totaling $1.6 million.

Fee income from loans was $35 thousand for the quarter ended December 31, 2023, compared to $74 thousand for the fourth quarter of 2022. Service charges on deposit accounts and other fee income totaled $385 thousand for the fourth quarter of 2023, an increase of $38 thousand from the year ago quarter. Income from bank-owned life insurance increased $29 thousand to $385 thousand for the three months ended December 31, 2023, compared to $356 thousand for the same period of 2022.

For the year ended December 31, 2023, the Company recorded noninterest income as a loss of $13.4 million, which was primarily associated with its securities sales transactions executed during the first and fourth quarters of 2023, compared to noninterest income of $2.8 million for the comparable period of 2022. During 2023, the Company recorded a loss of $15.6 million related to its sales of available-for-sale investment securities as part of the Company's balance sheet repositioning strategy. The loss associated with the Company’s investment in ACM was $2.7 million for the twelve months ended December 31, 2023, compared to a loss of $659 thousand for the twelve months ended December 31, 2022.

Noninterest expense totaled $9.4 million for the quarter ended December 31, 2023 compared to $9.2 million for the same three-month period of 2022, an increase of $200 thousand, or 2%. On a linked quarter basis, noninterest expense increased $354 thousand, or 4%, from $9.0 million for the quarter ended September 30, 2023. The increase for the fourth quarter of 2023 was primarily related to office space reduction costs of $273 thousand and severance costs of $63 thousand as the Company continues to evaluate its overhead expenses. Salaries and benefits expense remained at $5.3 million for each of the quarters ended December 31, 2023 and September 30, 2023, and was $5.2 million for the quarter ended December 31, 2022. The maintenance of salaries and benefits expense at this level is a result of the Company’s continued expense management including process improvement through the use of technology.

Internet banking and software expense increased $226 thousand to $701 thousand for the fourth quarter of 2023 compared to the quarter ended December 31, 2022, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.2 million for each of the third and fourth quarters of 2023 compared to $1.4 million for the fourth quarter of 2022. The Company continues to identify and assess opportunities to reduce operating expenses including analysis of its branch and office locations.

For the twelve months ended December 31, 2023 and 2022, noninterest expense was $36.7 million and $34.5 million, respectively, an increase of $2.2 million, or 6%, primarily as a result of the aforementioned increases in internet banking and software expense and state franchise taxes.

The Company recorded a benefit for income taxes of $1.5 million for the three months ended December 31, 2023, compared to a provision for income taxes of $1.0 million for the same period in 2022. For the year ended December 31, 2023 and 2022, provision for income tax expense was $410 thousand and $6.0 million, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.19 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence and consumer and business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the risk of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions we do business with; risks inherent in making loans such as repayment risks and fluctuating collateral values; the Company’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; declines in the Company's common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure; changes in consumer spending and savings habits; technological and social media changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the impact of changes in laws, regulations and policies affecting the real estate industry; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for our products and services; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of our nonperforming assets and charge-offs; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; and potential exposure to fraud, negligence, computer theft and cyber-crime. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended		For the Years Ended December 31,
	12/31/2023	12/31/2022	2023	2022
Selected Balances
Total assets	$2,190,558	$2,344,322
Total investment securities	181,347	293,945
Total loans, net of deferred fees	1,828,564	1,840,434
Allowance for credit losses on loans	(18,871)	(16,040)
Total deposits	1,845,292	1,830,162
Subordinated debt	19,620	19,565
Other borrowings	85,000	265,000
Reserve for unfunded commitments	602	—
Total stockholders’ equity	217,117	202,382
Summary Results of Operations
Interest income	$26,651	$23,341	$106,615	$80,682
Interest expense	13,992	7,462	52,219	15,438
Net interest income	12,659	15,879	54,396	65,244
Provision for credit losses	—	729	132	2,629
Net interest income after provision for (reversal of) credit losses	12,659	15,150	54,264	62,615
Noninterest income on loan fees, service charges and other	420	421	1,865	1,667
Noninterest income on bank owned life insurance	385	356	1,452	1,200
Noninterest income (loss) on minority membership interest	321	(787)	(1,110)	(33)
Noninterest income (loss) on sale of available-for-sale investment securities	(10,985)	—	(15,577)	—
Noninterest expense	9,402	9,202	36,662	34,460
Income (loss) before taxes	(6,602)	5,938	4,232	30,989
Income tax expense (benefit)	(1,531)	1,035	410	6,005
Net income (loss)	(5,071)	4,903	3,822	24,984
Per Share Data
Net income (loss), basic (5)	$(0.28)	$0.28	$0.22	$1.43
Net income (loss), diluted (5)	$(0.28)	$0.27	$0.21	$1.35
Book value (5)	$12.19	$11.58
Tangible book value (1)(5)	$11.77	$11.14
Tangible book value, excluding accumulated other comprehensive losses (1)(5)	$13.12	$13.23
Shares outstanding	17,806,995	17,475,668
Selected Ratios
Net interest margin (2)	2.37%	2.96%	2.49%	3.19%
Return (loss) on average assets (2)	(0.92)%	0.89%	0.17%	1.18%
Return (loss) on average equity (2)	(9.51)%	9.87%	1.82%	12.34%
Efficiency (3)	NM	57.99%	89.36%	50.62%
Loans, net of deferred fees to total deposits	99.09%	100.56%
Noninterest-bearing deposits to total deposits	21.50%	23.95%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income (loss) reported above	$(5,071)	$4,903	$3,822	$24,984
Add: Loss on sale of available-for-sale investment securities	10,985	—	15,577	—
Add: Merger and acquisition expense	—	—	—	125
Add: Office space reduction and severance costs	336	—	457	—
Subtract: provision for income taxes associated with non-GAAP adjustments	(2,490)	—	(3,527)	(28)
Net Income, core bank operating earnings (non-GAAP)	$3,760	$4,903	$16,329	$25,081
Earnings per share - basic (non-GAAP core bank operating earnings)(5)	$0.21	$0.28	$0.92	$1.44
Earnings per share - diluted (non-GAAP core bank operating earnings)(5)	$0.21	$0.27	$0.90	$1.36
Return on average assets (non-GAAP core bank operating earnings)	0.68%	0.89%	0.72%	1.18%
Return on average equity (non-GAAP core bank operating earnings)	7.06%	9.87%	7.78%	12.39%
Efficiency ratio (non-GAAP core bank operating earnings)(3)	65.77%	57.99%	63.96%	50.43%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.12%	8.86%
Total risk-based capital (to risk weighted assets)	13.83%	13.28%
Common equity tier 1 capital (to risk weighted assets)	12.80%	12.45%
Tier 1 leverage (to average assets)	10.77%	10.75%
Asset Quality
Nonperforming loans and loans 90+ past due	$1,829	$4,493
Nonperforming loans and loans 90+ past due to total assets	0.08%	0.19%
Nonperforming assets to total assets	0.08%	0.19%
Allowance for credit losses to loans	1.06%	0.87%
Allowance for credit losses to nonperforming loans	1064.70%	357.00%
Net charge-offs (recoveries)	$49	$2	$375	$417
Net charge-offs (recoveries) to average loans (2)	0.01%	—%	0.02%	0.03%
Selected Average Balances
Total assets	$2,210,366	$2,202,407	$2,272,594	$2,125,066
Total earning assets	2,123,455	2,126,032	2,186,467	2,044,618
Total loans, net of deferred fees	1,825,472	1,745,226	1,848,308	1,608,965
Total deposits	1,836,826	1,811,098	1,915,032	1,807,693
Other Data
Noninterest-bearing deposits	$396,724	$438,269
Interest-bearing checking, savings and money market	896,969	883,480
Time deposits	306,349	260,421
Wholesale deposits	245,250	247,992

(1) Non-GAAP Reconciliation	At or For the Three Months Ended,
(Dollars in thousands, except per share data)	12/31/2023	12/31/2022

Total stockholders’ equity	$217,117	$202,382
Less: goodwill and intangibles, net	(7,585)	(7,790)
Tangible Common Equity	$209,532	$194,592
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(24,160)	(36,568)
Tangible Common Equity excluding AOCI	$233,692	$231,160

Book value per common share (5)	$12.19	$11.58
Less: intangible book value per common share (5)	(0.42)	(0.44)
Tangible book value per common share (5)	$11.77	$11.14
Add: AOCI (loss) per common share (5)	(1.35)	(2.09)
Tangible book value per common share, excluding AOCI (5)	$13.12	$13.23
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.
(5)Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	12/31/2023	9/30/2023	% Change Current Quarter	12/31/2022	% Change From Year Ago

Cash and due from banks	$8,042	$7,560	6.4%	$7,253	10.9%
Interest-bearing deposits at other financial institutions	52,480	89,440	(41.3)%	74,300	(29.4)%
Investment securities	171,859	216,410	(20.6)%	278,333	(38.3)%
Restricted stock, at cost	9,488	7,745	22.5%	15,612	(39.2)%
Loans, net of fees:
Commercial real estate	1,091,633	1,097,726	(0.6)%	1,097,302	(0.5)%
Commercial and industrial	216,367	215,764	0.3%	214,873	0.7%
Commercial construction	147,998	154,559	(4.2)%	147,272	0.5%
Consumer real estate	363,317	367,345	(1.1)%	330,635	9.9%
Warehouse facilities	3,506	7,887	(55.6)%	42,699	(91.8)%
Consumer nonresidential	5,743	6,232	(7.8)%	7,653	(25.0)%
Total loans, net of fees	1,828,564	1,849,513	(1.1)%	1,840,434	(0.6)%
Allowance for credit losses on loans	(18,871)	(18,849)	0.1%	(16,040)	17.6%
Loans, net	1,809,693	1,830,664	(1.1)%	1,824,394	(0.8)%

Premises and equipment, net	997	1,047	(4.8)%	1,220	(18.3)%
Goodwill and intangibles, net	7,585	7,632	(0.6)%	7,790	(2.6)%
Bank owned life insurance (BOLI)	56,823	56,438	0.7%	55,371	2.6%
Other assets	73,591	88,536	(16.9)%	80,049	(8.1)%
Total Assets	$2,190,558	$2,305,472	(5.0)%	$2,344,322	(6.6)%

Deposits:
Noninterest-bearing	$396,724	$427,036	(7.1)%	$438,269	(9.5)%
Interest checking	576,471	651,064	(11.5)%	578,340	(0.3)%
Savings and money market	320,498	253,575	26.4%	305,140	5.0%
Time deposits	306,349	381,770	(19.8)%	260,421	17.6%
Wholesale deposits	245,250	282,526	(13.2)%	247,992	(1.1)%
Total deposits	1,845,292	1,995,971	(7.5)%	1,830,162	0.8%

Other borrowed funds	85,000	50,000	70.0%	265,000	(67.9)%
Subordinated notes, net of
issuance costs	19,620	19,606	0.1%	19,565	0.3%
Reserve for unfunded commitments	602	673	(10.5)%	—	100.0%
Other liabilities	22,927	27,976	(18.0)%	27,213	(15.7)%

Stockholders’ equity	217,117	211,246	2.8%	202,382	7.3%
Total Liabilities & Stockholders' Equity	$2,190,558	$2,305,472	(5.0)%	$2,344,322	(6.6)%

FVCBankcorp, Inc.
Summary Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	12/31/2023	9/30/2023	% Change Current Quarter	12/31/2022	% Change From Year Ago

Net interest income	$12,659	$13,335	(5.1)%	$15,879	(20.3)%
Provision for (reversal of) credit losses	—	(729)	100.0%	729	100.0%
Net interest income after provision for (reversal of) credit losses	12,659	14,064	(10.0)%	15,150	(16.4)%

Noninterest income (loss):
Fees on loans	35	107	(66.8)%	74	(52.2)%
Service charges on deposit accounts	296	284	4.3%	248	19.5%
BOLI income	385	373	3.2%	356	8.0%
(Loss) Income from minority membership interest	321	(650)	(149.4)%	(787)	(140.8)%
Loss on sale of available-for-sale investment securities	(10,985)	—	100.0%	—	0.0%
Other fee income	89	111	(19.9)%	99	(10.0)%
Total noninterest income (loss)	(9,859)	225	(4,485.7)%	(10)	98,489.3%

Noninterest expense:
Salaries and employee benefits	5,269	5,267	0.0%	5,223	0.9%
Occupancy expense	572	547	4.6%	620	(7.7)%
Internet banking and software expense	701	660	6.3%	475	47.6%
Data processing and network administration	634	601	5.6%	615	3.2%
State franchise taxes	584	584	0.0%	509	14.8%
Professional fees	213	213	0.4%	325	(34.3)%
Office space reduction costs	273	—	100.0%	—	100.0%
Other operating expense	1,156	1,176	(1.6)%	1,435	(19.4)%
Total noninterest expense	9,402	9,048	3.9%	9,202	2.2%
Net income (loss) before income taxes	(6,602)	5,241	(226.0)%	5,938	(211.2)%
Income tax expense (benefit)	(1,531)	1,202	(227.4)%	1,035	(247.9)%
Net Income (loss)	$(5,071)	$4,039	(225.5)%	$4,903	(203.4)%

Earnings per share - basic (1)	$(0.28)	$0.23	(225.5)%	$0.28	(201.6)%
Earnings per share - diluted (1)	$(0.28)	$0.22	(225.4)%	$0.27	(204.5)%
Weighted-average common shares outstanding - basic (1)	17,802,810	17,800,108		17,485,715
Weighted-average common shares outstanding - diluted (1)	18,295,894	18,274,432		18,489,595

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income (loss) reported above	$(5,071)	$4,039		$4,903
Add: Loss on sale of available-for-sale investment securities	10,985	—		—
Add: office space reduction and severance costs	336	—		—
Subtract: provision for income taxes associated with non-GAAP adjustments	(2,490)	—		—
Net Income, core bank operating earnings (non-GAAP)	$3,760	$4,039		$4,903
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.21	$0.23		$0.28
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.21	$0.22		$0.27

Return on average assets (non-GAAP core bank operating earnings)	0.68%	0.70%		0.89%
Return on average equity (non-GAAP core bank operating earnings)	7.06%	7.57%		9.87%
Efficiency ratio (non-GAAP core bank operating earnings)	65.77%	66.73%		57.99%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$(5,071)	$4,039	$4,903
Add: Provision for credit losses	—	(729)	729
Add: Loss on sale of investment securities	10,985	—	—
Add: Office space reduction and severance costs	336	—	—
(Subtract) Add: Income tax (benefit) expense	(1,531)	1,202	1,035
Pre-tax pre-provision income	$4,719	$4,512	$6,667
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.27	$0.25	$0.38
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.26	$0.25	$0.36

Return on average assets (non-GAAP pre-tax pre-provision)	0.85%	0.78%	1.21%
Return on average equity (non-GAAP pre-tax pre-provision)	8.85%	8.45%	13.42%
(1)    Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)(Unaudited)

	For the Years Ended
	12/31/2023	12/31/2022	% Change Current Quarter

Net interest income	$54,396	$65,244	(16.6)%
Provision for credit losses	132	2,629	(95.0)%
Net interest income after provision for credit losses	54,264	62,615	(13.3)%

Noninterest income (loss):
Fees on loans	388	232	67.2%
Service charges on deposit accounts	1,028	954	7.7%
BOLI income	1,452	1,200	21.0%
Loss from minority membership interest	(1,110)	(33)	3,264.4%
Loss on sale of available-for-sale investment securities	(15,577)	—	100.0%
Other fee income	449	481	(6.6)%
Total noninterest income (loss)	(13,370)	2,834	(571.8)%

Noninterest expense:
Salaries and employee benefits	20,643	20,316	1.6%
Occupancy expense	2,357	2,190	7.6%
Internet banking and software expense	2,505	1,707	46.8%
Data processing and network administration	2,468	2,303	7.2%
State franchise taxes	2,338	2,036	14.8%
Professional fees	858	1,210	(29.1)%
Merger and acquisition expense	—	125	(100.0)%
Office space reduction costs	273	—	100.0%
Other operating expense	5,220	4,573	14.2%
Total noninterest expense	36,662	34,460	6.4%
Net income before income taxes	4,232	30,989	(86.3)%
Income tax expense (benefit)	410	6,005	(93.2)%
Net Income	$3,822	$24,984	(84.7)%

Earnings per share - basic (1)	$0.22	$1.43	(85.0)%
Earnings per share - diluted (1)	$0.21	$1.35	(84.5)%
Weighted-average common shares outstanding - basic (1)	17,722,778	17,431,098
Weighted-average common shares outstanding - diluted (1)	18,231,346	18,483,577

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$3,822	$24,984
Add: Loss on sale of available-for-sale investment securities	15,577	—
Add: office space reduction and severance costs	457	—
Add: Merger and acquisition	—	125
Subtract: provision for income taxes associated with non-GAAP adjustments	(3,527)	(28)
Net Income, core bank operating earnings (non-GAAP)	$16,329	$25,081
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.92	$1.44
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.90	$1.36

Return on average assets (non-GAAP core bank operating earnings)	0.72%	1.18%
Return on average equity (non-GAAP core bank operating earnings)	7.78%	12.39%
Efficiency ratio (non-GAAP core bank operating earnings)	63.97%	50.43%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$3,822	$24,984
Add: Provision for credit losses	132	2,629
Add: Loss on sale of investment securities	15,577	—
Add: Office space reduction and severance costs	457	—
Add: Merger and acquisition	—	125
(Subtract) Add: Income tax (benefit) expense	410	6,005
Pre-tax pre-provision income	$20,398	$33,743
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$1.15	$1.94
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$1.12	$1.83

Return on average assets (non-GAAP pre-tax pre-provision)	0.90%	1.59%
Return on average equity (non-GAAP pre-tax pre-provision)	9.72%	16.66%
(1)    Amounts above reflect the effect of a 25% stock dividend declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023..

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	12/31/2023			9/30/2023			12/31/2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,089,549	$13,549	4.97%	$1,106,429	$13,586	4.91%	$1,056,611	$11,791	4.46%
Commercial and industrial	206,350	3,916	7.59%	218,815	4,071	7.44%	189,277	3,116	6.59%
Commercial construction	154,049	2,684	6.97%	154,569	2,780	7.19%	149,080	2,382	6.39%
Consumer real estate	365,582	4,391	4.80%	363,713	4,359	4.79%	314,415	3,513	4.47%
Warehouse facilities	3,903	78	8.00%	19,944	331	6.65%	27,380	445	6.51%
Consumer nonresidential	6,039	130	8.62%	5,349	116	8.67%	8,463	183	8.66%
Total loans	1,825,472	24,748	5.42%	1,868,819	25,243	5.40%	1,745,226	21,430	4.91%

Investment securities (2)(3)	252,958	1,285	2.03%	281,382	1,309	1.86%	344,011	1,645	1.91%
Interest-bearing deposits at
other financial institutions	45,025	619	5.45%	64,722	876	5.37%	36,795	269	2.90%
Total interest-earning assets	2,123,455	26,652	5.02%	2,214,923	27,428	4.95%	2,126,032	23,344	4.39%

Non-interest earning assets:
Cash and due from banks	6,195			6,721			807
Premises and equipment, net	1,041			1,083			1,284
Accrued interest and other assets	98,509			99,576			89,616
Allowance for credit losses	(18,834)			(19,432)			(15,332)
Total Assets	$2,210,366			$2,302,870			$2,202,407

Interest-bearing liabilities:
Interest checking	$631,775	$5,308	3.33%	$641,746	$5,134	3.17%	$670,540	$2,634	1.56%
Savings and money market	310,199	1,715	2.82%	240,504	1,544	2.55%	303,137	1,150	1.51%
Time deposits	272,784	3,579	4.15%	359,217	3,550	3.92%	238,795	1,267	2.11%
Wholesale deposits	218,176	2,151	3.91%	366,667	3,571	3.86%	133,092	798	2.38%
Total interest-bearing deposits	1,432,934	12,753	3.53%	1,608,134	13,799	3.40%	1,345,564	5,849	1.72%

Other borrowed funds	112,935	982	3.45%	9,141	35	1.53%	145,424	1,356	3.70%
Subordinated notes, net of issuance costs	19,611	257	5.21%	19,597	258	5.21%	19,556	257	5.23%
Total interest-bearing liabilities	1,565,480	13,992	3.55%	1,636,872	14,092	3.42%	1,510,544	7,462	1.96%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	403,892			425,807			465,534
Other liabilities	27,804			26,681			27,635

Stockholders’ equity	213,190			213,510			198,694
Total Liabilities and Stockholders' Equity	$2,210,366			$2,302,870			$2,202,407

Net Interest Margin		12,660	2.37%		13,336	2.39%		15,882	2.96%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended December 31, 2023 and September 30, 2023 and 21% for the three months ended December 31, 2022. The taxable equivalent adjustment to interest income was $1 for the three months ended December 31, 2023 and September 30, 2023. For the three months ended December 31, 2022 the taxable equivalent adjustment to interest income was $2 for each aforementioned period.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Years Ended
	2023			2022
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,103,325	$53,356	4.84%	$978,983	$42,646	4.36%
Commercial and industrial	206,432	15,170	7.35%	181,540	9,820	5.41%
Commercial construction	154,658	10,917	7.06%	165,088	8,762	5.31%
Consumer real estate	358,740	17,039	4.75%	240,055	10,079	4.20%
Warehouse facilities	19,097	1,343	7.03%	43,268	1,612	3.73%
Consumer nonresidential	6,056	548	9.05%	9,143	705	7.71%
Total loans	1,848,308	98,373	5.32%	1,618,077	73,624	4.55%

Investment securities (2)(3)	287,454	5,606	1.95%	352,064	6,382	1.81%
Interest-bearing deposits at other financial institutions	50,705	2,641	5.21%	74,477	685	0.92%
Total interest-earning assets	2,186,467	106,620	4.88%	2,044,618	80,691	3.95%

Non-interest earning assets:
Cash and due from banks	6,168			873
Premises and equipment, net	1,121			1,410
Accrued interest and other assets	97,440			92,761
Allowance for credit losses	(18,602)			(14,596)
Total Assets	$2,272,594			$2,125,066

Interest-bearing liabilities:
Interest checking	$581,655	$16,903	2.91%	$724,881	$5,966	0.82%
Savings and money market	254,721	6,102	2.40%	315,653	2,662	0.84%
Time deposits	349,270	12,791	3.66%	203,719	2,908	1.43%
Wholesale deposits	303,472	11,549	3.81%	61,478	932	1.52%
Total interest-bearing deposits	1,489,118	47,345	3.18%	1,305,731	12,468	0.95%

Other borrowed funds	102,050	3,844	3.77%	70,299	1,939	2.76%
Subordinated notes, net of issuance costs	19,590	1,030	5.26%	19,535	1,031	5.28%
Total interest-bearing liabilities	1,610,758	52,219	3.24%	1,395,565	15,438	1.11%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	425,914			501,962
Other liabilities	26,013			25,059

Stockholders’ equity	209,909			202,480
Total Liabilities and Stockholders' Equity	$2,272,594			$2,125,066

Net Interest Margin		54,401	2.49%		65,253	3.19%

(1)    Non-accrual loans are included in average balances.
(2)    The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the year ended
December 31, 2023 and 21% for the year ended December 31, 2022. The taxable equivalent adjustment to interest income was $5 and $9 for the years ended December 31, 2023 and 2022, respectively.
(3)    The average balances for investment securities includes restricted stock.